Exhibit 99.1

Portion of Form 12b-25 of Harte Hanks, Inc.

Based on current information and analysis, the Company estimates it will report:

•                  operating revenues from continuing operations of between $400 - $405 million for the year ended December 31, 2016, as compared to operating revenues of $444.2 million for the year ended December 31, 2015; and

•                  a net loss of between $60.0 - $65.0 million for the year ended December 31, 2016, as compared to a net loss of $170.9 million for the year ended December 31, 2015.

The primary factors contributing to the decline in operating revenues from continuing operation were (i) reduced mail volumes, (ii) client attrition, and (iii) the 2015 sale of our B2B research business, which factors were partially offset by revenue from the consulting practice the Company acquired in March 2016.  The primary factors contributing to the net loss were (a) losses from discontinued operations related to the sale of our Trillium business, (b) decreased revenue from reduced mail volumes, and (c) increased labor costs (including increased severance costs and non-recurring database development labor expense), which factors were partially offset by a decrease in production and distribution costs (in turn driven by decreased fuel and freight costs and outsourced costs from decreased volumes). The year over year anticipated decrease in net loss is primarily due to the size of the impairment loss related to goodwill recorded in 2015.

The Company anticipates that its 2016 full year results, and the net loss discussed above, could be further impacted by several items, including (a) a potential non-cash charge for impairment of goodwill, and (b) based on completion of the audit, final working capital adjustments, and potential adjustments to the loss on sale of discontinued operations the Company recognized from the sale of our Trillium business.

The financial information set forth herein consists of unaudited results, based upon the Company’s estimates and subject to completion of the Company’s evaluation of the matters described under Part III above.  Moreover, this data has been prepared on the basis of currently available information and will not be final until the Company files its audited financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The Company’s independent registered public accounting firm has not audited or reviewed, and does not express an opinion with respect to, this data. This data does not constitute a comprehensive statement of the Company’s financial results for the year ended December 31, 2016, and the Company’s final numbers for this data may differ materially from these estimates.

Special Note Regarding Forward-Looking Statements

This Form 12b-25 contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements regarding the Company’s anticipated results of operations, the Company’s intention to file its Form 10-K on or before the fifteenth day following its prescribed due date (the “extension deadline”) and the completion of matters necessary to permit filing by the extension deadline. There can be no assurance that these forward-looking statements will be achieved, and actual results could differ materially from those suggested by such forward-looking statements.